EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-11129, 333-42279, 333-71623, 333-38570 and 333-58572 of Captaris, Inc. on Form S-8 of our report dated March 19, 2004, (which report expresses an unqualified opinion and includes two explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, as discussed in Note 1—“Goodwill” and the restatement described in Note 1—“Stock-Based Compensation”) appearing in this Annual Report on Form 10-K of Captaris, Inc. and subsidiaries for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

March 19, 2004